FOR IMMEDIATE RELEASE

Entegra Financial Corp.

Roger D. Plemens

President and Chief Executive Officer

(828) 524-7000

ENTEGRA BANK ANNOUNCES

CONVERSION TO COMMERCIAL BANK CHARTER

Franklin, NC, March 23, 2017 — Entegra Bank, the wholly-owned subsidiary of Entegra Financial Corp. (NASDAQ: ENFC) (the “Company”), today announced that it has converted from a North Carolina-chartered savings bank to a North Carolina-chartered commercial bank and that the Company is now a bank holding company.

Commenting on the conversion, Roger Plemens, President and Chief Executive Officer of the Company, stated, “We believe that a commercial bank charter more closely aligns with the future strategy of our company. While we will continue to offer all of our current products and services, the growth of core deposits and commercial lending and producing above average returns for shareholders will be key areas of focus for the Company.”

About Entegra Financial Corp.

Entegra Financial Corp. is the $1.3 billion holding company of Entegra Bank. The Company’s shares trade on the NASDAQ Global Market under the symbol “ENFC”.

Entegra Bank operates a total of 17 branches located throughout the Western North Carolina counties of Cherokee, Haywood, Henderson, Jackson, Macon, Polk and Transylvania; Upstate South Carolina counties of Anderson, Greenville, and Spartanburg and Northern Georgia county of Pickens. The Company also operates loan production offices in Asheville, NC and Clemson, SC. For further information, visit the Company’s website www.entegrabank.com

Disclosures About Forward-Looking Statements

The discussions included in this document and its exhibits may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be “forward-looking statements.” Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of the Company’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to revise or update these statements following the date of this press release.